Form 10-K, Exhibit 13
period 2014-12-31
GNB FINANCIAL SERVICES INC
filed 2015-03-24
CIK 797574

Exhibit 13

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

GRATZ, PENNSYLVANIA

AUDIT REPORT

DECEMBER 31, 2014

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

Page
Number

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Consolidated Balance Sheet	2

Consolidated Statement of Income	3

Consolidated Statement of Comprehensive Income	4

Consolidated Statement of Changes in Stockholders’ Equity	5

Consolidated Statement of Cash Flows	6 - 7

Notes to the Consolidated Financial Statements	8 - 48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

GNB Financial Services, Inc.

We have audited the accompanying consolidated balance sheet of GNB Financial Services, Inc. and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of GNB Financial Services, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  GNB Financial Services, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of GNB Financial Services, Inc.’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GNB Financial Services, Inc. and subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, P.C.

Wexford, Pennsylvania
March 24, 2015

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania  15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

	December 31,
	2014	2013
ASSETS
Cash and due from banks	$3,701,754	$3,294,356
Interest-bearing deposits with other institutions	15,655,042	2,701,164
Federal funds sold	870,000	2,214,000
Cash and cash equivalents	20,226,796	8,209,520

Certificates of deposit with other banks	7,107,000	11,609,136
Investment securities available for sale	20,825,203	18,112,284
Investment securities held to maturity (fair value of $9,314,317 and $14,399,659)	9,267,387	14,356,610
Loans, net	143,059,048	121,750,534
Less: Allowance for loan losses	1,158,260	1,416,060
Net loans	141,900,788	120,334,474

Accrued interest receivable	514,048	568,280
Restricted investments in bank stock	523,700	598,500
Premises and equipment, net	3,276,777	3,203,980
Cash surrender value of life insurance	6,149,768	5,978,318
Goodwill	132,849	—
Intangible assets	95,218	58,303
Other real estate owned	—	72,000
Other assets	889,800	571,008

TOTAL ASSETS	$210,909,334	$183,672,413

LIABILITIES
Noninterest-bearing deposits	$29,282,228	$21,843,415
Interest-bearing deposits	153,037,280	133,140,982
Total deposits	182,319,508	154,984,397

FHLB advances - long-term	437,875	1,472,630
Accrued interest payable	131,924	152,865
Other liabilities	1,831,160	1,655,752

TOTAL LIABILITIES	184,720,467	158,265,644

STOCKHOLDERS’ EQUITY
Common stock ($5 par value; 2,000,000 shares authorized; 511,277 shares issued: 505,399 and 505,361 outstanding)	2,556,385	2,556,385
Additional paid-in capital	3,970,201	3,970,017
Retained earnings	20,082,567	19,324,666
Accumulated other comprehensive loss	(74,233)	(96,302)
Treasury stock (5,878 and 5,916 shares)	(346,053)	(347,997)

TOTAL STOCKHOLDERS’ EQUITY	26,188,867	25,406,769
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$210,909,334	$183,672,413

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2014	2013
INTEREST AND DIVIDEND INCOME
Loans, including fees	$7,176,940	$6,343,193
Investment securities
Taxable	250,902	320,563
Exempt from federal income tax	244,502	255,121
Certificates of deposit in other banks	242,073	312,386
Other interest and dividend income	49,849	21,317
Total interest and dividend income	7,964,266	7,252,580

INTEREST EXPENSE
Deposits	928,540	932,512
Short-term borrowings	1,183	—
FHLB advances - long-term	22,460	43,561
Total interest expense	952,183	976,073

NET INTEREST INCOME BEFORE (CREDIT) PROVISION FOR LOAN LOSSES	7,012,083	6,276,507
(Credit) provision for loan losses	(230,416)	55,325

NET INTEREST INCOME AFTER (CREDIT) PROVISION FOR LOAN LOSSES	7,242,499	6,221,182

NONINTEREST INCOME
Service charges on deposit accounts	649,858	541,862
Earnings on bank-owned life insurance	171,449	167,609
Investment securities gains	107,596	—
Other	70,513	15,811
Total noninterest income	999,416	725,282

NONINTEREST EXPENSE
Compensation and employee benefits	2,484,327	2,060,156
Occupancy	305,331	187,470
Furniture and fixtures	167,120	113,902
Data processing	549,942	301,805
Professional fees	1,160,453	314,760
Shares tax	281,637	270,000
Other	879,011	624,913
Total noninterest expense	5,827,821	3,873,006

Income before income tax expense	2,414,094	3,073,458
Income tax expense	973,904	922,712

NET INCOME	$1,440,190	$2,150,746

EARNINGS PER SHARE, BASIC AND DILUTED	$2.85	$4.26

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	505,395	505,402

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2014	2013

Net income	$1,440,190	$2,150,746

Components of other comprehensive income (loss):

Unrealized gain (loss) on available-for-sale securities	141,034	(578,780)
Tax effect	(47,952)	196,786

Reclassification adjustment for investment securities gains realized in net income	(107,596)	—
Tax effect	36,583	—

Total other comprehensive income (loss)	22,069	(381,994)

Total comprehensive income	$1,462,259	$1,768,752

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive	Treasury
	Shares	Amount	Capital	Earnings	Income (Loss)	Stock	Total

Balance, December 31, 2012	511,277	$2,556,385	$3,970,017	$17,851,104	$285,692	$(46,797)	$24,616,401

Net income				2,150,746			2,150,746
Other comprehensive loss					(381,994)		(381,994)
Purchase of treasury stock (5,020 shares)						(301,200)	(301,200)
Dividends declared ($1.34 per share)				(677,184)			(677,184)

Balance, December 31, 2013	511,277	2,556,385	3,970,017	19,324,666	(96,302)	(347,997)	25,406,769

Net income				1,440,190			1,440,190
Other comprehensive income					22,069		22,069
Sale of treasury stock (38 shares)			184			1,944	2,128
Dividends declared ($1.35 per share)				(682,289)			(682,289)

Balance, December 31, 2014	511,277	$2,556,385	$3,970,201	$20,082,567	$(74,233)	$(346,053)	$26,188,867

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$1,440,190	$2,150,746
Adjustments to reconcile net income to net cash provided by operating activities:
(Credit) provision for loan losses	(230,416)	55,325
Depreciation	253,437	183,397
Amortization of intangible assets	24,748	15,320
Deferred income taxes	(255,014)	(4,555)
Net amortization of premiums and discounts	225,075	196,135
Earnings on bank-owned life insurance	(171,449)	(167,609)
Net realized gain on sales of securities	107,596	—
Gain on sale of other real estate owned	(12,302)	8,959
Increase (decrease) in accrued interest receivable	106,829	(13,689)
Decrease in accrued interest payable	(27,970)	(25,659)
Increase in accrued deferred compensation	21,422	109,614
Other, net	435,571	222,792
Net cash provided by operating activities	1,917,717	2,730,776

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from sales	6,532,404	—
Proceeds from calls and maturities	3,000,000	3,960,000
Purchases	(9,522,014)	(3,809,497)
Investment securities held to maturity:
Proceeds from calls and maturities	5,685,000	2,445,225
Purchases	(696,385)	(4,340,177)
Purchases of certificates of deposit with other banks	(498,000)	(2,284,000)
Proceeds from maturities of certificates of deposit with other banks	2,083,000	3,972,000
Increase in loans, net	(5,462,485)	(7,409,576)
Purchase of restricted investments in bank stock	(418,100)	(330,800)
Redemptions of restricted investments in bank stock	822,800	407,300
Purchase of premises and equipment	(107,482)	(1,190,905)
Proceeds from the sale of premises and equipment	—	33,608
Proceeds from the sale of other real estate owned	252,009	14,719
Acquisition of Liberty Centre Bancorp, Inc., net of cash acquired	2,839,696	—
Net cash provided by (used for) investing activities	4,510,443	(8,532,103)

FINANCING ACTIVITIES
Increase in deposits, net	7,304,032	1,100,181
Repayment of FHLB advances - long-term	(1,034,755)	(1,012,360)
Purchase of treasury stock	—	(301,200)
Sale of treasury stock	2,128	—
Cash dividends paid	(682,289)	(677,184)
Net cash provided by (used for) financing activities	5,589,116	(890,563)

Increase (decrease) in cash and cash equivalents	12,017,276	(6,691,890)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,209,520	14,901,410

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$20,226,796	$8,209,520

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$973,124	$1,001,732
Income taxes	851,000	961,000

Noncash activity:
Loans transferred to other real estate owned	$167,707	$95,678

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

Year Ended
December 31, 2014
SUPPLEMENTAL CASH FLOW DISCLOSURES (Continued)
Acquisition of Liberty Centre Bancorp, Inc.:
Noncash assets acquired:	$
Investment securities available for sale	4,798
Loans	16,041,120
Restricted investments in bank stock	329,900
Accrued interest receivable	52,597
Premises and equipment, net	218,751
Intangible assets	61,664
Deferred tax assets	388,865
Other assets	72,591
Goodwill	132,849
17,303,135

Liabilities assumed:
Time deposits	9,582,419
Deposits, other than time deposits	10,448,660
Accrued interest payable	7,029
Other liabilities	104,723
20,142,831

Net noncash assets acquired	2,839,696

Cash and cash equivalents acquired	$3,575,466

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

GNB Financial Services, Inc. (the “Company”) is a bank holding company for its wholly owned subsidiary, The Gratz Bank (the “Bank”).  The Bank is a full-service state chartered commercial bank.  In 2012, the Bank converted from a federal charter to a state charter.  The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking.

The Bank provides a variety of financial services to individual and commercial customers throughout Dauphin County, Pennsylvania, and other contiguous counties, through its main office located in Gratz, Pennsylvania, and its branch offices in Valley View, Herndon, and Pottsville, Pennsylvania.  The Bank’s primary deposit products are interest and noninterest-bearing checking accounts, savings accounts, and certificates of deposit.  Its primary lending products are residential real estate, consumer, agriculture, and commercial and commercial real estate loans.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank.  All significant intercompany amounts have been eliminated in the consolidation.  GNB Financial Services, Inc. transacts no other material business.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the evaluation of securities for other-than-temporary impairment and the fair value of financial instruments.

Presentation of Cash Flows

For purposes  of reporting cash flows, cash and cash equivalents includes cash and due from banks (including cash items in process of clearing) and interest-bearing deposits with other institutions with an original maturity of 90 days or less, and federal funds sold.  Generally, federal funds are sold for one-day periods.

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities

Debt securities which management has the positive intent and ability to hold until maturity are classified as held to maturity.  Held-to-maturity securities are stated at cost, adjusted for amortization of premium, and accretion of discount computed on a level yield basis.  Securities not classified as held to maturity or trading are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported, net of tax, in accumulated other comprehensive income. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings.

The Bank periodically evaluates its investments for other-than-temporary impairment.  Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses and a new cost basis is established.  Factors considered in determining whether declines in fair value are other than temporary include the significance of the decline, the duration of the decline, current economic conditions, and whether management intends to sell the security; if it is more likely than not that management will be required to sell the security before recovery; or if management does not expect to recover the entire amortized cost basis.  A decline that is considered to be other than temporary is recorded as a loss within noninterest income on the Consolidated Statement of Income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs.  Interest income is accrued on the unpaid principal balance.

The accrual of interest is generally discontinued when the contractual payment of principal  or interest has become 90 days past due or management  has significant doubts about further collectability of principal or interest, even though the loan may be currently  performing.  A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured.  When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses.  Interest received on nonaccrual loans is generally either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal.  Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)

Loan origination and commitment fees, as well as certain direct origination costs, are to be deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.  Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.  At this time, management has determined that this statement is not material to the Bank and the Bank does not defer loan fees and costs in accordance with ASC 310-20.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income.   Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance for loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for probable losses inherent in the loan portfolio.  Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of specific, general, and unallocated components.   The specific component relates to loans that are classified as Doubtful, Substandard, or Special Mention.   For such loans that are also classified as impaired, an allowance for loan losses is established when the present value of expected cash flows discounted at the loan’s effective interest rate, the fair value of the collateral if the loan is collateral dependent less costs to sell, or observable market price of the impaired loan is lower than its carrying value.  The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance for loan losses reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.   Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, agriculture, and municipal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the observable market price, or the fair value of the collateral if the loan is collateral dependent less costs to sell.

When foreclosure is probable, impairment is measured based on the fair value of the collateral. Impaired loans, or portions thereof, are charged off when it is determined a realized loss has occurred, generally when foreclosure proceedings have begun, and the fair value of the collateral exceeds the recorded investment in the loan.

Large groups of smaller-balance homogenous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Acquired

Loans acquired, including loans that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments receivable, are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance.  In determining the fair value of purchased loans, management considers a number of factors including, among other things, the remaining life of the acquired loans, estimated repayments, estimated loss ratios, estimated value of the underlying collateral, estimated holding periods, and net present value of cash flows expected to be received. Purchased credit-impaired loans are accounted for in accordance with guidance for certain loans or debt securities acquired in a transfer when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the acquirer will not collect all contractually required principal and interest payments. For evidence of credit deterioration since origination, the Company considered loans on a loan-by-loan basis by primarily focusing on past-due status, frequency of late payments, internal loan classification, as well as interviews with current loan officers and collection employees for other evidence that may be indicative of deterioration of credit quality. Once these loans were segregated, the Company evaluated each of these loans on a loan-by-loan basis to determine the probability of collecting all contractually required payments.

The difference between the undiscounted cash flows expected at acquisition and the investment in the loan, or the “accretable yield,” is recognized as interest income on a level-yield method over the life of the loan. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment or as a loss accrual or a valuation allowance. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining estimated life. Decreases in expected cash flows are recognized immediately as impairment. Any valuation allowances on these impaired loans reflect only losses incurred after acquisition.

For purchased loans acquired that are not deemed impaired at acquisition, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value. Subsequent to the purchase date, the methods utilized to estimate the required allowance for credit losses for these loans is similar to originated loans; however, the Company records a provision for loan losses only when the required allowance exceeds any remaining credit discounts. The remaining differences between the purchase price and the unpaid principal balance at the date of acquisition are recorded in interest income over the life of the loans.

Loan Charge-Off Policies

Consumer loans are generally charged down to the fair value of collateral securing the asset when the loan is 120 days past due. Loans secured by real estate are generally charged down to the fair value of real estate securing the asset when the loan is 180 days past due. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a troubled debt restructuring (“TDR”). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

Premises and Equipment

Land is carried at cost. Buildings and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives of the related assets, which range from 3 to 15 years for furniture, fixtures, and equipment and 5 to 50 years for building and improvements. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Restricted Investments in Bank Stock

Restricted investments in bank stock, which represent required investments in the common stock of correspondent banks, are carried at cost, and consist of common stock in the Federal Home Loan Bank (“FHLB”) of Pittsburgh and Atlantic Community Bankers Bank (“ACBB”).

Management evaluates the restricted stock for impairment.  Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability  of their cost is influenced by criteria such as (1) the significance  of the decline in net assets of the FHLB as compared to the capital stock amounts for the FHLB and the length of time this situation  has persisted, (2) commitments  by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative  and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessarily related to the FHLB and ACBB restricted stock as of December 31, 2014 and 2013.

Goodwill

The Company accounts for goodwill using a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. No impairment of goodwill was recognized in any of the periods presented.

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business Combinations

At the date of acquisition, the Company records the net assets of acquired companies on the Consolidated Balance Sheet at their estimated fair value, and goodwill is recognized for the excess of the estimated fair value over the purchase price of the acquired net assets.  The results of operations for acquired companies are included in the Company’s Consolidated Statement of Income beginning at the acquisition date.  Expenses arising from acquisition activities are recorded in the Consolidated Statement of Income during the period incurred.

Intangible Assets

Intangible assets include core deposit intangibles, which are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangibles are being amortized to expense over a 10-year life using the sum of the years’ digits method. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

Other Real Estate Owned

Other real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure.   A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place.  Other real estate owned is initially recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell.  Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

Bank-Owned Life Insurance

The Company owns insurance on the lives of a certain group of employees and directors.  The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statement of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.

Employee Benefits

Salaries and employee benefit expenses include contributions to a 401(k) plan covering eligible employees of the Company and a deferred compensation plan for the benefit of members of the Board of Directors and certain officers.

Income Taxes

The Company accounts for income taxes using an asset and liability approach to financial accounting and reporting.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. When necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.  The Company files consolidated federal income tax returns with its subsidiary.

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

The Company currently maintains a simple capital structure; therefore, there are no dilutive effects on earnings per share. As such, earnings per share computations are based upon the weighted number of shares outstanding for each of the reported periods. Treasury shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2014 and 2013 were $10,150 and $25,394, respectively.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the Consolidated Balance Sheet when they are funded.

Recent Accounting Pronouncements

In June 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-08, Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. The amendments in this Update affect the scope, measurement, and disclosure requirements for investment companies under U.S. GAAP. The amendments do all of the following: (1) change the approach to the investment company assessment in Topic 946, clarify the characteristics of an investment company, and provide comprehensive guidance for assessing whether an entity is an investment company; (2) require an investment company to measure noncontrolling ownership interests in other investment companies at fair value rather than using the equity method of accounting; and (3) require the following additional disclosures: (a) the fact that the entity is an investment company and is applying the guidance in Topic 946, (b) information about changes, if any, in an entity’s status as an investment company, and (c) information about financial support provided or contractually required to be provided by an investment company to any of its investees. The amendments in this Update are effective for an entity’s interim and annual reporting periods in fiscal years that begin after December 15, 2013. Earlier application is prohibited. This Update became effective for the Company on January 1, 2014, and did not have a significant impact on the Company’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows.  To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.  The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted.  This Update became effective for the Company on January 1, 2014, and did not have a significant impact on the Company’s financial statements.

In January 2014, the FASB issued ASU 2014-01, Investments — Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects.  The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit).  The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014.  Early adoption is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective transition method.  This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update.

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.  The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting.  For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement.  The amendments also require enhanced disclosures.  The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014.  An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited.  The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date.  This Update is not expected to have a significant impact on the Company’s financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments when the Terms of an Award Provide that a Performance Target Could Be Achieved After the Requisite Service Period.  The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost.  This Update is not expected to have a significant impact on the Company’s financial statements.

Reclassifications

Certain previously reported items have been reclassified to conform to the current year’s classifications. The reclassifications have no effect on total assets, total liabilities, and stockholders’ equity.

2.                                      INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available for sale and held to maturity are summarized as follows:

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for Sale:

Negotiable certificates of deposit	$6,338,404	$10,936	$(53,770)	$6,295,570

U.S. government agency securities	14,599,274	43,128	(112,769)	14,529,633

Total available-for-sale securities	$20,937,678	$54,064	$(166,539)	$20,825,203

Held to Maturity:

Obligations of state and political subdivisions	$9,267,387	$79,542	$(32,612)	$9,314,317

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for Sale:

U.S. government agency securities	$18,258,197	$199,674	$(345,587)	$18,112,284

Held to Maturity:

Obligations of state and political subdivisions	$14,356,610	$135,938	$(92,889)	$14,399,659

2.                          INVESTMENT SECURITIES (Continued)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	December 31, 2014
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Negotiable certificates of deposit	$4,700,634	$(53,770)	$—	$—	$4,700,634	$(53,770)
U.S. government agency securities	3,967,049	(26,289)	6,035,676	(86,480)	10,002,725	(112,769)
Obligations of state and political subdivisions	1,156,728	(5,757)	1,611,324	(26,855)	2,768,052	(32,612)

Total	$9,824,411	$(85,816)	$7,647,000	$(113,335)	$17,471,411	$(199,151)

	December 31, 2013
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agency securities	$8,525,567	$(289,594)	$2,171,074	$(55,993)	$10,696,641	$(345,587)
Obligations of state and political subdivisions	3,045,691	(72,238)	542,561	(20,651)	3,588,252	(92,889)

Total	$11,571,258	$(361,832)	$2,713,635	$(76,644)	$14,284,893	$(438,476)

The Company reviews its position quarterly and has asserted that as of December 31, 2014 and 2013, the declines outlined in the above tables represent temporary declines and the Company does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity.  There were 61 positions that were temporarily impaired at December 31, 2014.  The Company has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

2.                          INVESTMENT SECURITIES (Continued)

The amortized cost and fair value of debt securities at December 31, 2014 and 2013, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
December 31, 2014	Cost	Value	Cost	Value

Due within one year	$1,010,304	$1,013,182	$1,501,898	$1,512,941
Due after one year through five years	15,233,571	15,141,219	4,415,553	4,438,772
Due after five years through ten years	4,693,803	4,670,802	3,349,936	3,362,604
Due after ten years	—	—	—	—

Total	$20,937,678	$20,825,203	$9,267,387	$9,314,317

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
December 31, 2013	Cost	Value	Cost	Value

Due within one year	$770,879	$776,429	$4,050,172	$4,082,884
Due after one year through five years	9,657,677	9,774,513	6,563,239	6,643,578
Due after five years through ten years	7,829,641	7,561,342	3,628,710	3,558,177
Due after ten years	—	—	114,489	115,020

Total	$18,258,197	$18,112,284	$14,356,610	$14,399,659

During the year ended December 31, 2014, proceeds from the sale of securities were $6,532,404 resulting in gross gains of $107,596. There were no sales of securities during the year ended December 31, 2013.

The Company had pledged investment securities with a carrying value of $4,152,786 and $4,210,586 to secure public monies as of December 31, 2014 and 2013, respectively.

3.                          LOANS RECEIVABLE

Loans receivable consist of the following:

	December 31,
	2014	2013

Agriculture loans	$19,568,947	$20,176,283
Commercial loans	17,263,298	19,019,528
Commercial real estate loans	2,620,947	3,457,713
Residential real estate loans	98,769,777	75,016,809
Consumer loans	1,207,910	1,135,831
Municipal loans	3,628,169	2,944,370
	143,059,048	121,750,534
Less:
Allowance for loan losses	1,158,260	1,416,060
Total	$141,900,788	$120,334,474

Purchased loans acquired are recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

For each acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, Receivables —Loans and Debt Securities Acquired with Deteriorated Credit Quality.  Purchased credit-impaired loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. There were no material increases or decreases in the expected cash flows of these loans between the acquisition dates and December 31, 2014 and 2013.  The fair value of purchased credit-impaired loans, on the acquisition date, was determined, primarily based on the fair value of loan collateral.  The carrying value of purchased loans acquired with deteriorated credit quality was $488,257 at December 31, 2014.  There were no loans remaining at December 31, 2013, with deteriorated credit quality.

On the acquisition date in the Liberty Centre Bancorp, Inc. acquisition, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired was $830,035 and the estimated fair value of the loans was $681,568. Total contractually required payments on these loans, including interest, at the acquisition date, was $1,574,827. However, the Company’s preliminary estimate of expected cash flows was $759,835. At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $814,992 relating to these impaired loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans. The Company further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $78,267 on the acquisition date relating to these impaired loans.

3.                          LOANS RECEIVABLE (Continued)

The carrying value of the loans acquired with specific evidence of deterioration in credit quality was determined by projecting discounted contractual cash flows. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the Liberty Centre Bancorp, Inc. acquisition as of March 28, 2014:

March 28,
2014

Unpaid principal balance	$830,035
Interest	744,792
Contractual cash flows	1,574,827
Non-accretable discount	(814,992)
Expected cash flows	759,835
Accretable discount	(78,267)
Estimated fair value	$681,568

Changes in the amortizable yield for purchased credit-impaired loans were as follows for the year ended December 31, 2014:

Liberty
Centre
Bancorp, Inc.

Balance at March 28, 2014	$78,267
Accretion and other	(50,035)

Balance at the end of the year	$28,232

The following table presents additional information regarding loans acquired with specific evidence of deterioration in credit quality:

December 31,
2014

Outstanding balance	$544,789
Carrying amount	488,257

The Company’s loan portfolio consists predominantly of one-to-four family first mortgage loans throughout Dauphin County, Pennsylvania, and other contiguous counties.  These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Bank’s loan underwriting policies.  In general, the Company’s loan portfolio performance is dependent upon the local economic conditions.

3.                          LOANS RECEIVABLE (Continued)

In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors.  A summary of loan activity for those officers and directors for the years ended December 31, 2014 and 2013, is as follows:

December 31,		Amounts	December 31,
2013	Additions	Collected	2014

$845,690	$2,521,989	$(2,667,812)	$699,867

December 31,		Amounts	December 31,
2012	Additions	Collected	2013

$1,772,058	$1,847,791	$(2,774,159)	$845,690

4.                          ALLOWANCE FOR LOAN LOSSES

The segments of the Company’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. The loan segments used are consistent with the internal reports evaluated by the Company’s management and Board of Directors to monitor risk and performance within various segments of its loan portfolio and therefore, no further disaggregation is considered necessary. The Company’s loan portfolio consists primarily of one-to-four family residential real estate loans, and to a lesser extent, agricultural loans, commercial real estate loans, commercial loans, consumer loans including home equity loans, and municipal loans.

The Company’s primary lending activity is the origination of residential real estate loans to enable borrowers to purchase or refinance existing homes. The Company also originates agricultural loans to local farmers and agricultural businesses that are generally secured by farmland and equipment as well as commercial loans extended to small to mid-sized commercial and industrial entities. The Company’s commercial real estate loans consist of mortgage loans secured by income producing multi-family and nonresidential real estate, such as by apartment buildings, small office buildings, and owner-occupied properties.  The consumer loan portfolio consists of lending in the form of home equity loans secured by financed property and personal consumer loans, which may be secured or unsecured, and the municipal loans portfolio consists of loans to qualified local municipalities, which are generally supported by the taxing authority of the borrowing municipality, and is frequently secured by collateral.

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: agriculture loans, commercial real estate loans, commercial loans, residential real estate loans, consumer loans, and municipal loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a two-year period for all portfolio segments.

4.                          ALLOWANCE FOR LOAN LOSSES (Continued)

Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to nonclassified loans. The following qualitative factors are analyzed for each portfolio segment:

•                  Levels of and trends in delinquencies

•                  Trends in volume and terms

•                  Changes in collateral

•                  Changes in management and lending staff

•                  Economic trends

•                  Concentrations of credit

•                  Changes in lending policies

•                  External factors

•                  Changes in underwriting process

•                  Trends in credit quality ratings

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio at December 31, 2014 and 2013.

The following tables present balances in the allowance for loan losses and recorded investment in loans by portfolio segment and based on impairment method as of and for the years ended December 31, 2014 and 2013:

	December 31, 2014
			Commercial	Residential
	Agriculture	Commercial	Real Estate	Real Estate	Consumer	Municipal	Unallocated
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	165,366	187,810	20,076	621,785	13,919	9,070	140,234	1,158,260
Total	$165,366	$187,810	$20,076	$621,785	$13,919	$9,070	$140,234	$1,158,260

Loans:
Individually evaluated for impairment	$240,900	$60,439	$—	$742,466	$—	$—		$1,043,805
Loans acquired with deteriorated credit quality	—	—	—	488,257	—	—		488,257
Collectively evaluated for impairment	19,328,047	17,202,859	2,620,947	97,539,054	1,207,910	3,628,169		141,526,986
Total	$19,568,947	$17,263,298	$2,620,947	$98,769,777	$1,207,910	$3,628,169		$143,059,048

4.                          ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2013
			Commercial	Residential
	Agriculture	Commercial	Real Estate	Real Estate	Consumer	Municipal	Unallocated
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	236,254	276,606	42,848	765,972	16,193	6,875	71,312	1,416,060
Total	$236,254	$276,606	$42,848	$765,972	$16,193	$6,875	$71,312	$1,416,060

Loans:
Individually evaluated for impairment	$275,409	$—	$—	$118,346	$—	$—		$393,755
Collectively evaluated for impairment	19,900,874	19,019,528	3,457,713	74,898,463	1,135,831	2,944,370		121,356,779
Total	$20,176,283	$19,019,528	$3,457,713	$75,016,809	$1,135,831	$2,944,370		$121,750,534

The following tables present the activity in the allowance for loan losses by portfolio segment during the years ended December 31, 2014 and 2013, respectively.

	For the Year Ended December 31, 2014
			Commercial	Residential
	Agriculture	Commercial	Real Estate	Real Estate	Consumer	Municipal	Unallocated	Total

Beginning balance	$236,254	$276,606	$42,848	$765,972	$16,193	$6,875	$71,312	$1,416,060
Charge-offs	(4,830)	(76,170)	—	(78,832)	(12,688)	—	—	(172,520)
Recoveries	10,505	20,086	—	111,445	3,100	—	—	145,136
Provision (credit)	(76,563)	(32,712)	(22,772)	(176,800)	7,314	2,195	68,922	(230,416)
Ending balance	$165,366	$187,810	$20,076	$621,785	$13,919	$9,070	$140,234	$1,158,260

	For the Year Ended December 31, 2013
			Commercial	Residential
	Agriculture	Commercial	Real Estate	Real Estate	Consumer	Municipal	Unallocated	Total

Beginning balance	$235,184	$278,639	$51,589	$719,371	$16,439	$2,974	$70,871	$1,375,067
Charge-offs	—	(1,411)	—	(45,040)	(9,625)	—	—	(56,076)
Recoveries	—	17,760	—	13,546	10,438	—	—	41,744
Provision (credit)	1,070	(18,382)	(8,741)	78,095	(1,059)	3,901	441	55,325
Ending balance	$236,254	$276,606	$42,848	$765,972	$16,193	$6,875	$71,312	$1,416,060

As the historical charge-off ratio remained steady and the overall economic condition and underwriting practices of the Company remain strong, the qualitative factors were reduced, related to the allowance for loan loss.  The Company allocated decreased allowance for loan loss provisions to the agriculture, commercial, and residential real estate segments due to the reduction of qualitative factors.

4.                          ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information

The following tables represent credit exposures by internally assigned grades as of December 31, 2014 and 2013. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass — loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are three sub-grades within the Pass category to further distinguish the loan.

Special Mention — loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard — loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful — loans classified as Doubtful have all the weaknesses inherent in a Substandard asset.  In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss — loans classified as a Loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful, and Loss within the internal risk rating system as of December 31, 2014 and 2013:

		Special
As of December 31, 2014	Pass	Mention	Substandard	Doubtful	Total

Agriculture loans	$18,832,996	$22,099	$713,852	$—	$19,568,947
Commercial loans	16,957,485	—	305,813	—	17,263,298
Commercial real estate loans	2,620,947	—	—	—	2,620,947
Municipal loans	3,628,169	—	—	—	3,628,169
Total	$42,039,597	$22,099	$1,019,665	$—	$43,081,361

		Special
As of December 31, 2013	Pass	Mention	Substandard	Doubtful	Total

Agriculture loans	$18,735,521	$30,972	$1,409,790	$—	$20,176,283
Commercial loans	17,512,750	340,018	1,166,760	—	19,019,528
Commercial real estate loans	3,457,713	—	—	—	3,457,713
Municipal loans	2,944,370	—	—	—	2,944,370
Total	$42,650,354	$370,990	$2,576,550	$—	$45,597,894

4.                          ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

For all other loans, the Company evaluates credit quality based on whether the loan is considered performing or nonperforming.  The following tables present the balances of loans by classes of loan portfolio based on payment performance as of December 31, 2014 and 2013:

	December 31, 2014
	Residential	Consumer
	Loans	Loans	Total
Performing	$98,082,058	$1,205,829	$99,287,887
Nonperforming	687,719	2,081	689,800

Total	$98,769,777	$1,207,910	$99,977,687

	December 31, 2013
	Residential	Consumer
	Loans	Loans	Total
Performing	$74,883,437	$1,135,831	$76,019,268
Nonperforming	133,372	—	133,372

Total	$75,016,809	$1,135,831	$76,152,640

The following tables present an aging analysis of the recorded investment of past-due loans.

	December 31, 2014
							Total >
	30-59 Days	60-89 Days	90 Days	Total Past		Total	90 Days and
	Past Due	Past Due	or Greater	Due	Current	Loans	Accruing

Agriculture loans	$266,730	$—	$—	$266,730	$19,302,217	$19,568,947	$—
Commercial loans	58,610	—	60,840	119,450	17,143,446	17,263,298	402
Commercial real estate loans	—	—	—	—	2,620,947	2,620,947	—
Residential real estate loans	1,407,496	162,983	565,955	2,136,434	96,633,343	98,769,777	—
Consumer loans	11,136	—	2,081	13,217	1,194,693	1,207,910	—
Municipal loans	—	—	—	—	3,628,169	3,628,169	—
Total	$1,743,972	$162,983	$628,876	$2,535,831	$140,522,815	$143,059,048	$402

	December 31, 2013
							Total >
	30-59 Days	60-89 Days	90 Days	Total Past		Total	90 Days and
	Past Due	Past Due	or Greater	Due	Current	Loans	Accruing

Agriculture loans	$396,412	$—	$—	$396,412	$19,779,871	$20,176,283	$—
Commercial loans	33,322	84,378	—	117,700	18,901,828	19,019,528	—
Commercial real estate loans	—	—	—	—	3,457,713	3,457,713	—
Residential real estate loans	386,993	415,451	—	802,444	74,214,365	75,016,809	—
Consumer loans	14,286	—	—	14,286	1,121,545	1,135,831	—
Municipal loans	—	—	—	—	2,944,370	2,944,370	—
Total	$831,013	$499,829	$—	$1,330,842	$120,419,692	$121,750,534	$—

4.                          ALLOWANCE FOR LOAN LOSSES (Continued)

Nonaccrual Loans

Loans are generally considered for nonaccrual status upon 90 days delinquency.  When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

The following table presents the loans on nonaccrual status as of December 31, 2014 and 2013. The balances are presented by class of loans.

	December 31,
	2014	2013

Agriculture loans	$240,900	$260,113
Commercial loans	60,439	—
Commercial real estate loans	—	—
Residential real estate loans	687,719	133,372
Consumer loans	2,081	—
Municipal loans	—	—
	$991,139	$393,485

Interest income on loans would have increased by approximately $45,822 and $24,807 during the years ended December 31, 2014 and 2013, respectively, if these loans had performed in accordance with their original terms.

Impaired Loans

The following tables present the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable. Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

4.                          ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

December 31, 2014
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Agriculture loans	$240,900	$309,592	$—	$249,423	$35,157
Commercial loans	60,439	64,021	—	41,904	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	742,466	814,516	—	753,157	1,132
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
Total
Agriculture loans	$240,900	$309,592	$—	$249,423	$35,157
Commercial loans	60,439	64,021	—	41,904	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	742,466	814,516	—	753,157	1,132
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—

December 31, 2013
		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest
	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Agriculture loans	$275,409	$313,726	$—	$277,390	$—
Commercial loans	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	118,346	195,712	—	118,629	—
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
Total
Agriculture loans	$275,409	$313,726	$—	$277,390	$—
Commercial loans	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	118,346	195,712	—	118,629	—
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—

4.                          ALLOWANCE FOR LOAN LOSSES (Continued)

Loan Modifications and Troubled Debt Restructurings

A loan is considered to be a troubled debt restructuring loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

Loan modifications considered troubled debt restructurings completed during the year ended December 31, 2014 were as follows:

December 31, 2014
		Pre-Modification	Post-Modification
	Number of	Outstanding Recorded	Outstanding Recorded
	Contracts	Investment	Investment

Residential real estate loans	1	$175,598	$122,742

There were no loan modifications considered troubled debt restructurings during the year ended December 31, 2013.

There were no troubled debt restructurings modified during the years ended December 31, 2014 and 2013 that subsequently defaulted during the years ended December 31, 2014 and 2013, respectively.

5.              GOODWILL AND INTANGIBLE ASSETS

Goodwill totaled $132,849 at the year ended December 31, 2014. The Company recorded goodwill of $132,849 due to the Liberty Centre Bancorp, Inc. acquisition during the year ended December 31, 2014.  Core deposit intangible gross carrying amounts were $95,218 and $58,303 at the years ended December 31, 2014 and 2013.  The Company recorded additions of intangible assets of $61,664 due to the Liberty Centre Bancorp, Inc. acquisition during the year ended December 31, 2014.  There were no intangible asset additions recorded during the year ended December 31, 2013.

Core deposit intangible assets are amortized using the sum-of-the-years-digits method over their estimated lives of ten years. Amortization expense totaled $24,749 and $15,320 for the years ended December 31, 2014 and 2013, respectively.  The estimated aggregate future amortization expense for core deposit intangible assets as of December 31, 2014 is as follows:

2015	$22,027
2016	19,121
2017	16,215
2018	13,309
2019	10,403
2020 and thereafter	14,143
Total	$95,218

6.              PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	December 31,
	2014	2013

Land	$601,017	$601,017
Buildings and improvements	3,145,609	2,970,970
Furniture, fixtures, and equipment	1,033,488	1,852,563
	4,780,114	5,424,550
Less accumulated depreciation	1,503,337	2,220,570

Total	$3,276,777	$3,203,980

Depreciation expense amounted to $253,437 and $183,397 for the years ended December 31, 2014 and 2013, respectively.

7.              DEPOSITS

Deposit accounts are summarized as follows:

	December 31,
	2014		2013
	Amount	%	Amount	%
Demand, noninterest-bearing	$29,282,228	16.1%	$21,843,415	14.1%
Demand, interest-bearing	46,959,817	25.7	39,719,104	25.6
Savings	46,378,855	25.4	38,691,655	25.0
Time deposits, $100,000 and over	20,215,734	11.1	16,950,176	10.9
Time deposits, other	39,482,874	21.7	37,780,047	24.4
	$182,319,508	100.0%	$154,984,397	100.0%

The scheduled maturities of time deposits are as follows:

December 31, 2014
One year or less	$34,028,817
More than one year to two years	11,230,099
More than two years to three years	5,859,735
More than three years to four years	5,626,112
More than four years to five years	1,945,469
More than five years	1,008,376
Total	$59,698,608

Time deposits include those in denominations of $250,000 or more.  Such deposits aggregated $6,398,404 at December 31, 2014.

8.              BORROWINGS

The outstanding balances and related information of short-term borrowings represent federal funds purchased and are summarized as follows:

December 31,
2014
Balance at year-end	$—
Average balance outstanding	216,556
Maximum month-end balance	1,807,000
Weighted-average rate at year-end	—%
Weighted-average rate during the year	0.55%

Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

The Company maintained a credit line for $5 million with the FHLB, which closed in 2013.  The Bank had no outstanding advances under the credit line as of December 31, 2013.  The Company had irrevocable standby letters of credit with the FHLB that totaled $7,900,000 and $5,850,000 at December 31, 2014 and 2013, respectively. Additionally, the Company had an unsecured borrowing agreement with Atlantic Community Bankers Bank for $3 million during 2013.  The borrowing agreement was increased to $5 million during 2014.  The borrowing agreement was not drawn upon during the years ended December 31, 2014 and 2013.  At December 31, 2014 and 2013, the Company had outstanding FHLB fixed term advances totaling $437,875 and $1,472,630, respectively, at a fixed rate of 2.19 percent maturing in May of 2015.

The following are the maturities of FHLB advances as of December 31, 2014:

2015	$437,875

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Company free and clear of any liens or encumbrances.  In addition, the Company had a maximum borrowing capacity of $84.2 million with the FHLB at December 31, 2014.

9.                          INCOME TAXES

The provision for income taxes consists of:

	Year Ended December 31,
	2014	2013
Current tax expense	$1,228,918	$927,267
Deferred taxes	(255,014)	(4,555)

Total	$973,904	$922,712

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

	December 31,
	2014	2013

Deferred tax assets:
Allowance for loan losses	$390,907	$457,795
Deferred compensation	208,255	208,255
Capital loss carryforward	3,011	3,011
Net unrealized loss on securities	38,242	49,610
Purchase accounting adjustments	158,593	—
Net operating loss	161,112	—
Other	35,700	11,331
Total gross deferred tax assets	995,820	730,002
Valuation allowance	(3,011)	(3,011)
Total net deferred tax assets	992,809	726,991

Deferred tax liabilities:
Premises and equipment	202,041	148,953
Deferred loan fees	86,496	86,496
Purchase accounting adjustments	—	30,916
Total gross deferred tax liabilities	288,537	266,365

Net deferred tax assets	$704,272	$460,626

As of December 31, 2014 and 2013, the Company had federal capital loss carryforwards of $8,855, respectively, that expire in 2018.  Management does not believe that the capital loss carryforwards will be utilized prior to their expiration, as the Company has limited capital gain opportunities to offset the losses and, as such, a valuation allowance has been established.  The Company also has a $473,860 net operating loss carryforward at December 31, 2014, that will begin to expire in 2027.  The Company had no other valuation allowance against its deferred tax assets in view of the Company’s ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

9.                          INCOME TAXES (Continued)

The reconciliation of the federal statutory rate and the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2014		2013
		% of		% of
		Pretax		Pretax
	Amount	Income	Amount	Income
Provision at statutory rate	$820,792	34.0%	$1,044,976	34.0%
Tax-exempt income on investment securities	(109,342)	(4.5)	(122,196)	(4.0)
Bank-owned life insurance	(58,293)	(2.4)	(56,987)	(1.9)
Nondeductible mercer costs	263,211	10.9
Other	57,536	2.3	56,919	1.9
Actual tax expense and effective rate	$973,904	40.3%	$922,712	30.0%

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2010.

10.                   COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, management makes various commitments that are not reflected in the accompanying consolidated financial statements.  These commitments represent financial instruments with off-balance-sheet risk.  The contract or notional amounts of those instruments comprise the following:

	December 31,
	2014	2013
Commitments to extend credit	$23,990,416	$18,730,023
Letters of credit	807,568	878,326

The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments.  Generally, collateral is required to support financial instruments with credit risk.  The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement.  These commitments consist primarily of available commercial and personal lines of credit, unfunded construction loans, and loans approved but not yet funded.  The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet.

Standby letters of credit and financial guarantees represent conditional commitments issued to guarantee the performance of a customer to a third party.  Fees earned from the issuance of these letters are recognized over the coverage period.  For secured letters of credit, the collateral is typically real estate or Company deposit instruments.

Contingent Liabilities

The Company is involved in various legal actions from the normal course of business activities.  Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

11.                   EMPLOYEE BENEFITS

Retirement Plan

The Company maintains a defined contribution 401(k) retirement plan that covers eligible employees.  Eligible employees can contribute up to 100 percent of their compensation. The Bank makes a 3 percent non-elective contribution to all eligible participants as of the end of the plan year based on W-2 income for the same period.  Contributions to the plan for the years ended December 31, 2014 and 2013, amounted to $38,976 and $36,061, respectively.

Director-Deferred Compensation Plan

The Bank has a deferred compensation plan for the benefit of members of the Board of Directors and certain officers. The plan provides all directors and certain officers with the ability to defer receipt of some or all of their director fees and bonuses. The deferrals, along with accumulated earnings, are payable at retirement. The Bank has purchased life insurance policies on each director and officer that are actuarially designed to offset the annual expenses associated with the plan. The Bank is the sole owner and beneficiary of all policies. The Bank accrues the estimated annual costs of the deferred amounts that will be payable at retirement.  At December 31, 2014 and 2013, the accumulated liability was $1,188,440 and $1,208,367, respectively.

11.                   EMPLOYEE BENEFITS (Continued)

Director-Deferred Compensation Plan (Continued)

The components of net periodic pension cost for the director-deferred compensation plan that were recognized in noninterest expense on the Consolidated Statement of Income are as follows:

	For the Year Ended
	December 31,
	2014	2013
Components of net periodic pension cost
Service cost	$80,975	$85,933
Interest cost	43,315	33,217

Total net periodic pension cost	$124,290	$119,150

Supplemental Executive Retirement Plan

In 2012, the Company entered into a supplemental executive retirement plan (“SERP”) agreement with the Chief Executive Officer.  The plan was targeted to provide him with an annual retirement benefit commencing at age 65.  At December 31, 2014 and 2013, the accumulated liability was $118,234 and $69,239, respectively. The expense for the years ended December 31, 2014 and 2013, was $48,995 and $46,610, respectively.

12.                   REGULATORY RESTRICTIONS

Federal Reserve Cash Requirements

The Bank is required to maintain average cash reserve balance in vault cash or with the Federal Reserve Bank.  The required minimum balance was $424,000 and $376,000 at December 31, 2014 and 2013, respectively.

Loans

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral.  Further, such secured loans are limited in amount to 10 percent of the Bank’s common stock and capital surplus.

Dividends

The Pennsylvania Banking Code restricts the availability of capital surplus for dividend purposes.  At December 31, 2014 and 2013, the Bank had a capital surplus of $9,188,672 and $8,551,053, respectively, which was not available for distribution to the Company as dividends.

Capital Requirements

Federal regulations require the Company and the Bank to maintain minimum amounts of capital.  Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.”  Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions.

12.                   REGULATORY RESTRICTIONS (Continued)

Capital Requirements (Continued)

As of December 31, 2014 and 2013, the Federal Deposit Insurance Corporation (“FDIC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be classified as a well-capitalized financial institution, Total risk-based, Tier I risk-based, and Tier I leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The Bank’s actual capital ratios are presented in the following table that shows the Bank met all regulatory capital requirements.  The capital position of the Company does not differ significantly from the Bank’s capital position.

	December 31,
	2014		2013
	Amount	Ratio	Amount	Ratio
Total capital
(to risk-weighted assets)

Actual	$24,844,202	19.70%	$26,890,901	24.10%
For capital adequacy purposes	10,090,240	8.00	8,925,748	8.00
To be well capitalized	12,612,800	10.00	11,157,185	10.00

Tier I capital
(to risk-weighted assets)

Actual	$23,670,430	18.77%	$25,495,988	22.85%
For capital adequacy purposes	5,045,120	4.00	4,462,874	4.00
To be well capitalized	7,567,680	6.00	6,694,311	6.00

Tier I capital
(to average assets)

Actual	$23,670,430	11.26%	$25,495,988	13.65%
For capital adequacy purposes	8,409,957	4.00	7,468,840	4.00
To be well capitalized	10,512,447	5.00	9,336,050	5.00

13.                   FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value.  The three broad levels of pricing are as follows:

Level I:                                          Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:                                     Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date.  The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:                                Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following tables present the assets reported on the Consolidated Balance Sheet at their fair value as of December 31, 2014 and 2013, by level within the fair value hierarchy.  Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2014
	Level I	Level II	Level III	Total
Assets:
Negotiable certificates of deposit	$—	$6,295,570	$—	$6,295,570
U.S. government agency securities	—	14,529,633	—	14,529,633

	December 31, 2013
	Level I	Level II	Level III	Total
Assets:
U.S. government agency securities	$—	$18,112,284	$—	$18,112,284

The following tables present the assets measured on a nonrecurring basis on the Consolidated Balance Sheet at their fair value as of December 31, 2014 and 2013, by level within the fair value hierarchy. Impaired loans that are collateral-dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include quoted market prices for identical assets classified as Level I inputs and observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs.  In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

13.                   FAIR VALUE MEASUREMENTS (Continued)

Other real estate owned (“OREO”) is measured at fair value, less cost to sell at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less cost to sell.

	December 31, 2014
	Level I	Level II	Level III	Total

Impaired loans	$—	$—	$1,043,805	$1,043,805

	December 31, 2013
	Level I	Level II	Level III	Total

Impaired loans	$—	$—	$393,755	$393,755
Other real estate owned	—	—	72,000	72,000

The following tables provide information describing the valuation processes used to determine nonrecurring fair value measurements categorized within Level III of the fair value hierarchy:

	December 31, 2014
	Quantitative Information About Level III Fair Value Measurements
		Valuation	Unobservable	Range (Weighted
	Fair Value	Techniques	Input	Average)
		Appraisal of	Appraisal	7%
Impaired loans	$1,043,805	collateral (1)	adjustments (2)	(7)%

	December 31, 2013
	Quantitative Information About Level III Fair Value Measurements
		Valuation	Unobservable	Range (Weighted
	Fair Value	Techniques	Input	Average)
		Appraisal of	Appraisal	7%
Impaired loans	$393,755	collateral (1)	adjustments (2)	(7)%

		Appraisal of
Other real estate owned	72,000	collateral (1), (3)

(1)         Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs which are not identifiable.

(2)         Appraisals may be adjusted by management for qualitative factors such as economic conditions, aging, and/or estimated liquidation expenses incurred when selling the collateral.  The range and weighted average of appraisal adjustments and liquidation expenses are presented as a percentage of the appraisal.

(3)         Includes qualitative adjustments by management and estimate liquidation expenses.

13.                   FAIR VALUE MEASUREMENTS (Continued)

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2014
	Carrying	Fair
	Value	Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$20,226,796	$20,226,796	$20,226,796	$—	$—
Certificates of deposit with other banks	7,107,000	7,191,000	—	—	7,191,000
Investment securities:
Available for sale	20,825,203	20,825,203	—	20,825,203	—
Held to maturity	9,267,387	9,314,317	—	9,314,317	—
Net loans	141,900,788	143,937,788	—	—	143,937,788
Accrued interest receivable	514,048	514,048	514,048	—	—
Restricted investments in bank stock	523,700	523,700	523,700	—	—
Cash surrender value of life insurance	6,149,768	6,149,768	6,149,768	—	—

Financial liabilities:
Deposits	$182,319,508	$182,947,100	$122,619,731	$—	$60,327,369
FHLB advances - long-term	437,875	441,664	—	—	441,664
Accrued interest payable	131,924	131,924	131,924	—	—

	December 31, 2013
	Carrying	Fair
	Value	Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$8,209,520	$8,209,520	$8,209,520	$—	$—
Certificates of deposit with other banks	11,609,136	11,895,906	—	—	11,895,906
Investment securities:
Available for sale	18,112,284	18,112,284	—	18,112,284	—
Held to maturity	14,356,610	14,399,659	—	14,399,659	—
Net loans	120,334,474	121,705,007	—	—	121,705,007
Accrued interest receivable	568,280	568,280	568,280	—	—
Restricted investments in bank stock	598,500	598,500	598,500	—	—
Cash surrender value of life insurance	5,978,318	5,978,318	5,978,318	—	—

Financial liabilities:
Deposits	$154,984,397	$155,607,656	$100,254,174	$—	$55,353,482
FHLB advances - long-term	1,472,630	1,503,698	—	—	1,503,698
Accrued interest payable	152,865	152,865	152,865	—	—

13.                   FAIR VALUE MEASUREMENTS (Continued)

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.  If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling.  As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument.  In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Accrued Interest Receivable, Restricted Investments in Bank Stock, and Accrued Interest Payable

The fair value is equal to the current carrying value.

Certificates of Deposit with Other Banks

The fair values of certificates of deposit with other banks are based on the discounted value of contractual cash flows.  The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities.

Investment Securities Available for Sale and Held to Maturity

The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price.  If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Net Loans

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality.  Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Acquired loans are recorded at fair value on the date of acquisition.  The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield.  The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans.

13.                   FAIR VALUE MEASUREMENTS (Continued)

Deposits and FHLB Advances — Long-Term

The fair values of certificates of deposit and FHLB advances — long-term are based on the discounted value of contractual cash flows.  The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities.  Demand, savings, and money market deposits are valued at the amount payable on demand as of year-end.

Cash Surrender Value of Life Insurance

The fair value is equal to the cash surrender value of the life insurance policies.

Commitments to Extend Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available.  The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure.  The contractual amounts of unfunded commitments are presented in Note 11.

14.                   ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents significant amounts reclassified out of accumulated other comprehensive loss for the period ended December 31, 2014:

Amount Reclassified
from Accumulated
Other Comprehensive
Loss

Investment securities gains	$(107,596)
Income tax expense	36,583
$(71,013)

The following tables present the changes in accumulated other comprehensive income (loss) by component net of tax for the years ended December 31, 2014 and 2013:

Net Unrealized
Gains (Losses) on
Investment Securities
Accumulated other comprehensive income, January 1, 2014	$(96,302)
Other comprehensive income	22,069
Accumulated other comprehensive loss, December 31, 2014	$(74,233)

14.             ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

Net Unrealized
Gains (Losses) on
Investment Securities
Accumulated other comprehensive income, January 1, 2013	$285,692
Other comprehensive loss	(381,994)
Accumulated other comprehensive loss, December 31, 2013	$(96,302)

15.                   BUSINESS COMBINATION

Agreement and Plan of Merger

On March 28, 2014, the Company closed on a merger transaction pursuant to which GNB Financial Services, Inc. acquired Liberty Centre Bancorp, Inc. in a cash transaction.  The acquisition extended the Company’s footprint in central Pennsylvania.

Liberty Centre Bancorp, Inc. (“LCB”) was the $28 million holding company of Liberty Savings Bank (“Liberty”), a federally chartered stock savings bank headquartered in Pottsville, Pennsylvania, with two locations located in Pottsville and a loan production office in Macungie, Pennsylvania.

Under the terms of the merger agreement, LCB shareholders received cash consideration for their shares of LCB stock for a total purchase price of $735,770.  As a result of the acquisition, LCB merged with and into a wholly owned subsidiary of GNB Financial Services, Inc. and Liberty Savings Bank merged with and into The Gratz Bank.

The acquired assets and assumed liabilities were measured at estimated fair values. Management made significant estimates and exercised significant judgment in accounting for the acquisition.  Management measured loan fair values based on loan file reviews, appraised collateral values, expected cash flows, and historical loss factors of Liberty.  The Company also recorded an identifiable intangible asset representing the core deposit base of Liberty based on management’s evaluation of the cost of such deposits relative to alternative funding sources.  Management used significant estimates including the average lives of depository accounts, future interest rate levels, and the cost of servicing various depository products. Management used market quotations to determine the fair value of investment securities.  Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

15.                   BUSINESS COMBINATION (Continued)

Agreement and Plan of Merger (Continued)

The business combination resulted in the acquisition of loans with and without evidence of credit quality deterioration. Liberty’s loans were deemed impaired at the acquisition date if the Company did not expect to receive all contractually required cash flows due to concerns about credit quality.  Such loans were fair valued and the difference between contractually required payments at the acquisition date and cash flows expected to be collected was recorded as a non-accretable difference. At the acquisition date, the Company recorded $830,035 of purchased credit-impaired loans subject to a non-accretable difference of $814,992. The method of measuring carrying value of purchased loans differs from loans originated by the Company (originated loans), and, as such, the Company identifies purchased loans and purchased loans with a credit quality discount and originated loans at amortized cost.

Liberty’s loans without evidence of credit deterioration were fair valued by discounting both expected principal and interest cash flows using an observable discount rate for similar instruments that a market participant would consider in determining fair value.  Additionally, consideration was given to management’s best estimates of default rates and payment speeds.  At acquisition, Liberty’s loan portfolio without evidence of deterioration totaled $16,349,098 and was recorded at a fair value of $16,549,240.

The following condensed statement reflects the values assigned to LCB’s net assets as of the acquisition date:

Total purchase price		$735,770

Net assets acquired:
Cash	3,575,466
Investment securities available for sale	4,798
Loans	16,041,120
Restricted investments in bank stock	329,900
Accrued interest receivable	52,597
Premises and equipment, net	218,751
Core deposit intangible	61,664
Deferred tax assets	388,865
Other assets	72,591
Time deposits	(9,582,419)
Deposits other than time deposits	(10,448,660)
Accrued interest payable	(7,029)
Other liabilities	(104,723)	602,921

Goodwill resulting from merger		$132,849

15.                   BUSINESS COMBINATION (Continued)

Agreement and Plan of Merger (Continued)

Results of operations for Liberty Centre Bancorp, Inc. prior to the acquisition date are not included in the Consolidated Statement of Income for the year ended December 31, 2013. The following table presents financial information regarding the former Liberty Centre Bancorp, Inc. operations included in the Consolidated Statement of Income from the date of acquisition through December 31, 2014.

Actual From Acquisition Date Through December 31, 2014
Net interest income	$542,928
Noninterest income	32,126
Net income	436,465

In addition, the following table presents unaudited pro forma information as if the acquisition of Liberty Centre Bancorp, Inc. had occurred on January 1, 2013, under the “Pro Forma” columns.  The table below has been prepared for comparative purposes only and is not necessarily indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results. Furthermore, the unaudited pro forma information does not reflect management’s estimate of any revenue-enhancing opportunities nor anticipated cost savings as a result of the integration and consolidation of the acquisition. Merger and acquisition integration costs and amortization of fair value adjustments net of the related income tax effects are included in the amounts below.

	Pro Forma (Unaudited)
	For the Years Ended December 31,
	2014	2013
Net interest income	$7,012,083	$8,395,261
Noninterest income	1,011,734	1,001,697
Net income	308,180	1,209,139

Pro forma earnings per share:
Basic	0.61	2.39
Diluted	0.61	2.39

16.                   SUBSEQUENT EVENTS — AGREEMENT AND PLAN OF MERGER

On July 3, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FNBM Financial Corporation  (“FNBM”), the parent company of The First National Bank of Minersville, under which the Company will acquire FNBM for approximately $13.4 million in stock and cash.  Under the terms of the Merger Agreement, FNMB will merge with and into the Company (the “Merger”) after which The First National Bank of Minersville will merge with and into The Gratz Bank. Each outstanding share of FNBM common stock will be converted into the right to receive $276.57 per share or 4.7684 shares of the Company’s common stock. This consideration is subject to election of FNBM shareholders and allocation procedures designed to result in transaction consideration that is not greater than 60 percent common stock nor 50 percent cash. Additionally, the consideration is subject to a downward adjustment if loan delinquencies at FNBM increase, or shareholders’ equity at FNBM decreases, beyond specified amounts.  Cash will be paid in lieu of fractional shares at a value based on the average closing sale price of the Company’s common stock for the 20 trading days immediately prior to the closing date.

The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes. As a result, the shares of FNBM exchanged for the Company’s shares will be transferred on a tax-free basis. The Merger is expected to close during the first quarter of 2015. If the Merger is not consummated under certain circumstances, FNBM has agreed to pay the Company a termination fee of $600,000.

17.                   PARENT COMPANY

Condensed financial statements of GNB Financial Services, Inc. are as follows:

CONDENSED BALANCE SHEET

	December 31,
	2014	2013

ASSETS
Cash	$2,370,521	$166
Investment in subsidiary	23,830,042	25,406,672

TOTAL ASSETS	$26,200,563	$25,406,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$11,696	$69
Stockholders’ equity	26,188,867	25,406,769

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,200,563	$25,406,838

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
	2014	2013

INCOME
Dividends from bank subsidiary	$3,682,289	$985,239
Total income	3,682,289	985,239

EXPENSES	5,775	6,986

Income (loss) before equity in undistributed earnings of subsidiary	3,676,514	978,253
Equity in undistributed earnings of subsidiary	(2,236,324)	1,172,493

NET INCOME	$1,440,190	$2,150,746

COMPREHENSIVE INCOME	$1,462,259	$1,768,752

17.             PARENT COMPANY

CONDENSED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$1,440,190	$2,150,746
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	2,236,324	(1,172,493)
Other, net	11,622	(2)
Net cash provided by operating activities	3,688,136	978,251

INVESTING ACTIVITIES
Acquisition of net assets of
Liberty Centre Bancorp, Inc.	(637,620)	—
Net cash used for investing activities	(637,620)	—

FINANCING ACTIVITIES
Purchase of treasury stock	—	(301,200)
Sale of treasury stock	2,128	—
Cash dividends paid	(682,289)	(677,184)
Net cash used for financing activities	(680,161)	(978,384)

Increase (decrease) in cash	2,370,355	(133)

CASH AT BEGINNING OF PERIOD	166	299

CASH AT END OF PERIOD	$2,370,521	$166